Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Amendment No. 29 to the Registration Statement on Form N-1A of Fidelity Revere Street Trust: Fidelity Cash Central Fund and Fidelity Securities Lending Cash Central Fund of our report dated July 12, 2011, and Fidelity Municipal Cash Central Fund of our report dated July 13, 2011 on the financial statements and financial highlights included in the May 31, 2011 Annual Reports to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the heading "Independent Registered Public Accounting Firm" in the Part B of this Amendment.

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/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
July 25, 2011